SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: June 19, 2002

Date of Earliest Event Reported: June 19, 2002

MILLENNIUM CHEMICALS INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12091	22-3436215
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)
230 Half Mile Road
Red Bank, New Jersey 07701
(Address of principal executive offices)

Registrant's telephone number, including area code:           (732) 933-5000

Item 5.	Other Events.

In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Intangible Assets” (“SFAS No. 142”). Under this new standard, all goodwill, including goodwill acquired before initial application of the standard, is not amortized but must be tested for impairment at least annually at the reporting unit level, as defined in the standard. Millennium Chemicals Inc. (“the Company”) and Equistar Chemicals, LP (“Equistar”) adopted this standard on January 1, 2002. Accordingly, the Company reported a charge for the cumulative effect of this accounting change of $275 million in the first quarter of 2002 to write off certain of its goodwill related to its Acetyls business based upon the Company’s estimate of fair value for this business using various valuation methods considering expected future profitability and cash flows. Additionally, Equistar reported an impairment of its goodwill in the first quarter of 2002. The write-off at Equistar required an adjustment of $30 million to reduce the carrying value of the Company’s investment in Equistar to its approximate proportional share of Equistar’s Partners’ capital, which the Company also reported as a charge for the cumulative effect of this accounting change. Exhibit 99.1 attached hereto shows the Company’s net income and earnings per share, adjusted to exclude goodwill amortization expense, for the twelve month periods ended December 31, 2001, 2000 and 1999.

Item 7.	Financial Statements and Exhibits.

Exhibit	Description

99.1	Table showing the Company’s net income and earnings per share, adjusted to exclude goodwill amortization expense, for the twelve month periods ended December 31, 2001, 2000 and 1999.

99.2	Press Release issued June 19, 2002

Item 9.	Regulation FD Disclosure.

On June 19, 2002, the registrant issued the press release filed as Exhibit 99.2 hereto.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

      Dated: June 19, 2002

MILLENNIUM CHEMICALS INC.
By: _/C. William Carmean/_________________________
C. William Carmean
Senior Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit	Description

99.1	Table showing the Company’s net income and earnings per share, adjusted to exclude goodwill amortization expense, for the twelve month periods ended December 31, 2001, 2000 and 1999.

99.2	Press Release issued June 19, 2002